Exhibit 99.1

THE VILLAGES, FL--(January 22, 2015) - Great Plains Holdings, Inc. (OTCQB: GTPH) is pleased to announce that its Ashland Holdings LLC subsidiary has under contract another property which will add to its growing portfolio of income producing properties. This property represents Ashland Holdings' commitment to expanding into the southeastern United States by adding a property in Hanahan, South Carolina, a suburb of Charleston.

According to the Charleston Metro Chamber of Commerce magazine MetroSource Vol. 1 Spring 2014 states “Job growth is predicted to be 50 percent faster than the national economy as Greater Charleston continues to flex its economic muscles in a full-blown recovery.” Furthermore the 2014 Regional Economic Scorecard states “From 2005 to 2012, Charleston’s Gross Regional Product grew 35.4% significantly outperforming all peer metros, the state and the United States.”

The acquisition will be an all cash transaction with the purchase price of $65,976.55. This same property sold for $129,000 in 2006 approximately a discount of 49%.  This represents Great Plains ability to seek out bargains and continues to add additional sources of revenue.

"Real Estate continues to be a strong source of growth for Great Plains Holdings.  I am proud at our team’s hard work and how much the company has increase its revenue over the past year.” said Great Plains' President Denis Espinoza.

About Great Plains Holdings, Inc.

Great Plains Holdings operates Ashland Holdings, LLC, a wholly owned subsidiary that focuses on the real estate sector and also seeks opportunistic acquisitions in varying industries. This diversification model enables Great Plains to achieve multiple revenue streams and consistently increase hard assets and value.

Ashland Holdings, LLC is engaged in the acquisition and operation of commercial real estate, including, but not limited to, self-storage facilities, apartment buildings, manufactured housing communities for senior citizens, and other income-producing properties.

For more information, visit www.gtph.com

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.